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                                                                     EXHIBIT 4.1

IRT Property Company Common Stock Certificate Legend Regarding Shareholder Rights Agreement

                    Common Stock Certificate Legend Regarding
                          Shareholder Rights Agreement
                           dated as of August 21, 1998

Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement, dated as of August 21, 1998 (as such may be amended from time to time, the "Rights Agreement"), between IRT Property Company (the "Company") and SunTrust Bank, Atlanta, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company or of another entity, may be exchanged for shares of Common Stock or other securities or assets of the Company, may expire, may become void (if they are "Beneficially Owned" by an "Acquiring Person" or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge promptly after the receipt of a written request therefor.